Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-278402) on Form S-3 and (No.333-287445) on Form S-8 of our reports dated February 26, 2026, with respect to the consolidated financial statements of NexPoint Residential Trust, Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Dallas, Texas
February 26, 2026